Filed Pursuant to Rule 424(b)(3)

Registration No. 333-166167

PROSPECTUS

TEJON RANCH CO.

Up to

2,173,946 Shares of Common Stock Issuable Upon Exercise of Rights to Subscribe for Such Shares at $23.00 per Share

We are distributing, at no charge, to holders of our common stock transferable subscription rights to purchase up to 2,173,946 shares of our common stock. We refer to this offering as the “rights offering.” In this rights offering, you will receive one subscription right for every one share of common stock owned at 5:00 p.m., New York time, on May 21, 2010, the record date.

Each whole subscription right will entitle you to purchase 0.12701 shares of our common stock at a subscription price of $23.00 per share, which we refer to as the “basic subscription privilege.” The per share subscription price was determined by a committee of our board of directors after a review of recent historical trading prices of our common stock and the closing sales price of our common stock on May 21, 2010, the last trading day prior to the announcement of the subscription price. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription privilege to purchase a portion of the unsubscribed shares at the same subscription price of $23.00 per share, subject to certain limitations. Additionally, if there are not enough shares to honor all over-subscription requests, we may, at our discretion, issue up to an additional 434,789 shares, which we refer to as the “over-allotment shares,” to honor over-subscription requests. To the extent you properly exercise your over-subscription privilege for an amount of shares that exceeds the number of the unsubscribed shares and, if applicable, over-allotment shares available to you, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty. If all of the rights are exercised, assuming no over-allotment shares are issued, the total purchase price of the shares offered in the rights offering would be $50.0 million. If the rights offering is over-subscribed and we issue all of the over-allotment shares, the total purchase price of the shares offered in the rights offering would be $60.0 million.

We are not entering into any standby purchase agreement or similar agreement with respect to the purchase of any shares of our common stock not subscribed for through the basic subscription privilege or the over-subscription privilege. Therefore, there is no certainty that any shares will be purchased pursuant to the rights offering and there is no minimum purchase requirement as a condition to accepting subscriptions.

The subscription rights will expire void and worthless if they are not exercised by 5:00 p.m., New York time, on June 14, 2010, unless we extend the rights offering period. However, our board of directors reserves the right to cancel the rights offering at any time, for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly.

The subscription rights are transferable and have been admitted for trading and currently trade on the New York Stock Exchange under the symbol “TRC RT”; however, we cannot assure you that a market for the rights will develop. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the New York Stock Exchange under the symbol “TRC.” The last reported sales price of our common stock on the New York Stock Exchange on May 14, 2010, the last practicable date before the filing of this prospectus, was $28.52. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our board of directors is making no recommendation regarding your exercise of the subscription rights.

This is not an underwritten offering. The shares of common stock are being offered directly by us without the services of an underwriter or selling agent.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 6 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

	Per Share	Aggregate
Subscription Price	$23.00	$50,000,000	(1)
Estimate Expenses	$0.14	$306,000
Net Proceeds to Us	$22.86	$49,694,000

(1)	Assumes the rights offering is fully subscribed, but no over-allotment shares are issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

As a result of the terms of this offering, stockholders who do not fully exercise their rights will own, upon completion of this offering, a smaller proportional interest in us than otherwise would be the case had they fully exercised their rights. See “Risk Factors — When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights” in this prospectus for more information.

If you have any questions or need further information about this rights offering, please call BNY Mellon Shareowner Services, our information agent for the rights offering, 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

The date of this prospectus is May 17, 2010

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, the terms “we,” “us,” “our,” “Tejon” and the “Company” refer to Tejon Ranch Co. and its subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We are not making an offer to sell securities in any jurisdiction in which the offer or sale is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front cover of this prospectus, and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, in each case, regardless of the time of delivery of this prospectus or any exercise of the rights. Our business, financial condition, results of operations, and prospects may have changed since that date.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

These forward-looking statements include, among other things, statements regarding strategic alliances, the almond, pistachio and grape industries, the future plantings of permanent crops, future yields and prices, water availability for our crops and real estate operations, future prices, production and demand for oil and other minerals, future development of our property, future revenue and income of our jointly-owned travel plaza and other joint venture operations, potential losses to the Company as a result of pending environmental proceedings, the adequacy of future cash flows to fund our operations, market value risks associated with investment and risk management activities and with respect to inventory, accounts receivable and our own outstanding indebtedness and other future events and conditions. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “will,” “should,” “would,” and similar expressions. We caution you not to place undue reliance on these forward-looking statements. These forward-looking statements are not a guarantee of future performances and are subject to assumptions and involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance, or achievement implied by such forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, weather, market and economic forces, availability of financing for land development activities, and success in obtaining various governmental approvals and entitlements for land development activities.

No assurance can be given that the actual future results will not differ materially from the forward-looking statements that we make for a number of reasons including those described above and in the “Risk Factors” section of this prospectus beginning on page 6 and in our Annual Report on Form 10-K for the year ended December 31, 2009, as well as in any future filings we may make that may be incorporated by reference herein. For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in this prospectus. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect new information or future events or otherwise.

You should read this prospectus with the understanding that our actual future results may be materially different from what we expect.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this prospectus and the documents incorporated by reference herein. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus and the documents incorporated by reference herein contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including potential risks related to the rights offering, our common stock, and our business.

Exercising the rights and investing in our common stock involves a high degree of risk. We urge you to carefully read the section entitled “Risk Factors” beginning on page 6 of this prospectus, the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

What is a rights offering?

A rights offering is a distribution of subscription rights on a pro rata basis to all stockholders of a company. We are distributing to holders of our common stock as of 5:00 p.m., New York time, on May 21, 2010, the “record date,” at no charge, subscription rights to purchase shares of our common stock. You will receive one subscription right for every share of our common stock you owned as of 5:00 p.m., New York time, on the record date. The subscription rights will be evidenced by rights certificates.

What is a right?

Each whole right gives our stockholders the opportunity to purchase 0.12701 shares of our common stock for $23.00 per share and carries with it a basic subscription privilege and an over-subscription privilege, as described below. We determined the ratio of rights required to purchase one share by dividing $50.0 million by the subscription price of $23.00 to determine the number of shares to be issued in the rights offering and then dividing that number of shares by the number of shares outstanding on the record date.

How many shares may I purchase if I exercise my rights?

Each right entitles you to purchase 0.12701 shares of our common stock for $23.00 per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase. For example, if you owned 100 shares of our common stock on the record date, you would be granted 100 subscription rights and you would have the right to purchase 12 shares of our common stock (12.701 rounded down to the nearest whole number) for $23.00 per share (or a total payment of $276.00). You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights.

If you hold your shares in street name through a broker, bank, or other nominee who uses the services of the Depository Trust Company, or “DTC,” then DTC will issue one subscription right to your nominee for every share of our common stock you own at the record date. The basic subscription right can then be used to purchase 0.12701 shares of common stock for $23.00 per share. As in the example above, if you owned 100 shares of our common stock on the record date, you have the right to purchase 12 shares of common stock for $23.00 per share. For more information, see “What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominees?” in this section.

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Will fractional subscription shares be issued?

No. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

What is the basic subscription privilege?

The basic subscription privilege of each subscription right entitles you to purchase 0.12701 shares of our common stock at the subscription price of $23.00 per share.

What is the over-subscription privilege?

If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase any portion of our shares of common stock that are not purchased by our other stockholders through the exercise of their respective basic subscription privileges. You should indicate on your rights certificate how many additional shares you would like to purchase pursuant to your over-subscription privilege.

If sufficient shares of common stock are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of shares of common stock available for sale in the rights offering, we will allocate the available shares of common stock pro rata among each stockholder exercising the over-subscription privilege in proportion to the number of shares of common stock owned by such stockholder on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

If there are not enough unsubscribed shares to honor all requests pursuant to the over-subscription privilege, we may, in our discretion, issue up to an additional 434,789 shares to honor requests under the over-subscription privilege, subject to the same terms and conditions of the rights offering (such additional shares, the “over-allotment shares”). For more information, see the section entitled “The Rights Offering — Over-Subscription and Over-Allotment Privilege.”

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of our common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you). For more information, see the section entitled “The Rights Offering — Over-Subscription and Over-Allotment Privilege.”

Fractional common shares resulting from the exercise of the over-subscription privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

Am I required to exercise all of the rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your basic subscription privilege in full, the relative percentage of our shares of common stock that you own will decrease, and your voting and other rights will be diluted. In addition, if you do not exercise your basic subscription privilege in full, you will not be entitled to participate in the over-subscription privilege. For more information, see “How many shares of common stock will be outstanding after the rights offering?” in this section.

Will our officers, directors and significant stockholders be exercising their subscription rights?

Our officers, directors and greater than 5% beneficial stockholders may participate in this offering at the same subscription price per share as all other purchasers, but none of our officers, directors or greater than 5% beneficial shareholders are obligated to so participate.

Third Avenue Management LLC, which manages various funds and accounts that, in the aggregate, as of May 14, 2010, the last practicable date before the filing of this prospectus, owned approximately 28.91% of our outstanding shares, TowerView LLC, which, as of the record date, owned approximately 6.08% of our outstanding shares, and Carl Marks Management Company, L.P., which manages a private investment fund that, as of the record date, owned approximately 3.35% of our outstanding shares, have indicated that they may elect to participate in the rights offering and may elect to subscribe for additional shares pursuant to the over-subscription privilege. However, there is no guarantee or commitment that these stockholders will ultimately decide to exercise any of their rights, including their basic or over-subscription rights.

Has our board of directors made a recommendation to our stockholders regarding the exercise of rights under the rights offering?

No. Our board of directors is making no recommendation regarding your exercise of the subscription rights. Stockholders who exercise their subscription rights risk investment loss on their investment. We cannot assure you that the market price of our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see the section entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Why are we conducting the rights offering?

We are conducting the rights offering to raise capital for general corporate purposes, including to fund entitlement and development activities, and to continue our investment program into new water assets and water facilities. A rights offering provides the eligible stockholders the opportunity to participate in a capital raise on a pro rata basis and minimizes the dilution of their ownership interest in our company. Assuming all the shares of common stock offered are sold we expect that the gross proceeds from the rights offering will be approximately $50.0 million. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, and we issue the maximum of 434,789 over-allotment shares to honor requests under the over-subscription privilege, we expect the gross proceeds from the rights offering to be approximately $60.0 million.

How was the subscription price of $23.00 per share determined?

The subscription price was determined by members of the Special Committee of our board of directors who were designated to approve pricing decisions. The members of the Special Committee are John L. Goolsby, Barbara Grimm-Marshall, Norman Metcalfe, George G. C. Parker, Kent G. Snyder (Chairman of the Special Committee), and Geoffrey L. Stack. The subscription price represents a discount to the market price of a share of common stock on the date that the subscription price was determined. Factors considered by the Special Committee pursuant to the direction of the board of directors included the strategic alternatives to our company for raising capital, the market price of the common stock before and after the announcement of the rights offering, the business prospects of our company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

How soon must I act to exercise my rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is June 14, 2010, at 5:00 p.m., New York time, unless extended by us. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your custodian bank, broker, dealer or other nominee may establish a deadline prior to 5:00 p.m. New York time, on June 14, 2010 by which you must provide it with your instructions to exercise your subscription rights and pay for your shares.

Although we will make reasonable attempts to provide this prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., New York time on June 14, 2010 (unless extended), whether or not we have been able to locate each person entitled to subscription rights. Although we have the option of extending the expiration of the rights offering, we currently do not intend to do so.

May I transfer my rights?

Yes. The subscription rights are transferable and have been admitted for trading and currently trade on the New York Stock Exchange under the symbol “TRC RT.” We currently expect that they will continue to trade until 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the scheduled expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

If you hold your shares through a broker, custodian bank or other nominee, you may sell your subscription rights by contacting your broker, custodian bank or other nominee until the close of business on the business day preceding the expiration date of this rights offering. To sell your subscription rights, in addition to any other procedures your broker, custodian bank or other nominee may require, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received by 4:00 p.m., New York City time, on June 11, 2010, the last business day prior to the expiration date of this rights offering. If you are a record holder of a subscription rights certificate, you may sell your subscription rights through the subscription agent. To do so, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate transfers or sales of the rights until 5:00 p.m., New York City time, on June 9, 2010, three business days prior to the scheduled June 14, 2010 expiration date of this rights offering. Commissions and applicable taxes or broker fees may apply if you sell your subscription rights. See “The Rights Offering—Transferability of Subscription Rights.”

Are we requiring a minimum subscription to complete the rights offering?

There is no minimum subscription requirement in the rights offering. However, our board of directors reserves the right to cancel the rights offering for any reason, including if our board of directors believes that there is insufficient participation by our stockholders.

Can the board of directors cancel, terminate, amend, or extend the rights offering?

Yes. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. Our board of directors reserves the right to amend or modify the terms of the rights offering at any time, for any reason.

When will I receive my subscription rights certificate?

Promptly after the date of this prospectus, the subscription agent will send a subscription rights certificate to each registered holder of our common stock as of the close of business on the record date, based on our stockholder registry maintained at the transfer agent for our common stock. If you hold your shares of common stock through a brokerage account, bank, or other nominee, you will not receive an actual subscription rights certificate. Instead, as described in this prospectus, you must instruct your broker, bank or nominee whether or not to exercise rights on your behalf. If you wish to obtain a separate subscription rights certificate, you should promptly contact your broker, bank or other nominee and request a separate subscription rights certificate. It is not necessary to have a physical subscription rights certificate, if you hold your shares of common stock through a brokerage account, bank, or other nominee, to elect to exercise your rights.

What will happen if I choose not to exercise my subscription rights?

If you do not exercise any subscription rights, the number of our shares of common stock you own will not change. Due to the fact that shares may be purchased by other stockholders, your percentage ownership of our company will be diluted after the completion of the rights offering, unless you exercise your basic subscription privilege. For more information, see “How many shares of common stock will be outstanding after the rights offering?” in this section.

How do I exercise my subscription rights?

If you wish to participate in the rights offering, you must take the following steps:

•	deliver payment to the subscription agent; and

•	deliver your properly completed and signed rights certificate, and any other subscription documents, to the subscription agent.

Please follow the payment and delivery instructions accompanying the rights certificate. Do not deliver documents to Tejon. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., New York time, on June 14, 2010. We are not responsible for subscription materials sent directly to our offices.

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the full extent possible based on the amount of the payment received, subject to the availability of shares under the over-subscription privilege and the elimination of fractional shares. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty, following the expiration of the rights offering.

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What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If you hold your shares of common stock in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. You will not receive a rights certificate. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

If you wish to purchase shares of our common stock through the rights offering, please promptly contact your broker, dealer, custodian bank or other nominee as record holder of your shares. We will ask your record holder to notify you of the rights offering. However, if you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly initiate contact with that intermediary. Your broker, dealer, custodian bank or other nominee may establish a deadline prior to the 5:00 p.m. New York time on June 14, 2010, which we established as the expiration date of the rights offering.

When will I receive my new shares?

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a share certificate as soon as practicable after the completion of the rights offering. One share certificate will be generated for each rights certificate processed. Until your share certificate is received, you may not be able to sell the shares of our common stock acquired in the rights offering. If your shares as of the record date were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive share certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

After I send in my payment and rights certificate, may I change or cancel my exercise of rights?

No. All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $23.00 per share.

How many shares of common stock will be outstanding after the rights offering?

As of May 14, 2010, the last practicable date before the filing of this prospectus, 17,116,906 of our shares of common stock were issued and outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional 2,173,946 of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of 19,290,852 shares of common stock outstanding. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, and we issue the maximum additional 434,789 over-allotment shares to honor requests under the over-subscription privilege, we expect a total of 19,725,641 shares of common stock will be outstanding immediately after completion of the rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described in the section entitled “Risk Factors” in this prospectus and the documents incorporated by reference in this prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of your shares.

Will the rights be listed on a stock exchange or national market?

The subscription rights have been admitted for trading and currently trade on the New York Stock Exchange under the symbol “TRC RT.” We currently expect that they will continue to trade until 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of our common stock. However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the rights.

How do I exercise my rights if I live outside the United States?

We will not mail this prospectus or the rights certificates to stockholders whose addresses are outside the United States or who have an army post office or foreign post office address. The subscription agent will hold rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent and timely follow other procedures described in the section entitled “The Rights Offering — Foreign Stockholders.”

What fees or charges apply if I purchase the shares of common stock?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through your broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your nominee may charge you.

What are the material U.S. federal income tax consequences of exercising my subscription rights?

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your tax advisor as to your particular tax consequences resulting from the rights offering. For a more detailed discussion, see the section entitled “Material U.S. Federal Income Tax Consequences.”

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer or other nominee, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment to that record holder. If you are the record holder, then you should send your subscription documents, rights certificate, notices of guaranteed delivery and subscription payment by hand delivery, first class mail or courier service to:

If Delivering by Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept. P.O. Box 3301 South Hackensack, NJ 07606-3301	If Delivering by Overnight Courier or by Hand: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Your payment of the subscription price must be made in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth above.

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on June 14, 2010. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent.

Whom should I contact if I have other questions?

If you have any questions about the rights offering or wish to request another copy of a document, please contact BNY Mellon Shareowner Services, the information agent for the rights offering, at 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

For a more complete description of the rights offering, see “The Rights Offering” beginning on page 17.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and may not contain all of the information that you should consider before deciding whether or not you should exercise your rights. You should read the entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 6 of this prospectus and the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, and all other information included or incorporated herein by reference in this prospectus in its entirety before you decide whether to exercise your rights.

Tejon Ranch Co.

We are a diversified real estate development and agribusiness company committed to responsibly using our land and resources to meet the housing, employment, and lifestyle needs of Californians and we are committed to creating value for our shareholders. Current operations consist of land planning and entitlement, land development, commercial sales and leasing, leasing of land for mineral royalties, grazing leases, income portfolio management and farming. Our prime asset is approximately 270,000 acres of contiguous, largely undeveloped land that, at its most southerly border, is 60 miles north of Los Angeles and, at its most northerly border, is 15 miles east of Bakersfield. We create value by securing entitlements for our land, facilitating infrastructure development, strategic land planning, development, and conservation.

We are involved in several joint venture agreements which facilitate the development of portions of our land. We are also actively engaged in land planning and land entitlement projects.

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at P.O. Box 1000, Lebec, California 93243, and our telephone number is (661) 248-3000. Our website is www.tejonranch.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

Summary Financial Information

(In thousands of dollars, except per share amounts)

	Quarter Ended March 31		Years Ended December 31
	2010	2009	2009	2008	2007
	(unaudited)		audited
Total revenues from operations, including interest and other income	$4,340	$4,475	$29,936	$42,639	$35,908

Income (loss) from operations before equity in earnings of unconsolidated joint ventures	$(2,121)	$(2,279)	$(6,161)	$3,929	$920
Equity in earnings (loss) of unconsolidated joint ventures	(232)	(37)	374	2,227	10,580
Net income (loss)	(1,370)	(1,339)	(3,433)	4,112	7,333
Noncontrolling interest	(37)	0	(56)	—	—

Net income (loss) attributable to common stockholders	$(1,333)	$(1,339)	$(3,377)	$4,112	$7,333

Total assets	$234,439	$192,367	$234,744	$187,072	$175,503
Long-term debt, less current portion	$317	$350	$325	$358	$389
Total stockholders’ equity(1)	$215,837	$172,985	$214,381	$173,306	$165,054
Net income (loss) per share, diluted	$(0.08)	$(0.08)	$(0.20)	$0.23	$0.42

(1) Includes noncontrolling interest of approximately $40.15 million at December 31, 2009 and $40.12 million at March 31, 2010.

The Rights Offering

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information in the section entitled “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Total number of shares of common stock available for primary subscription	2,173,946

Total number of shares of common stock available for over-allotment	434,789

Securities offered	We are distributing to you, at no charge, one transferable subscription right for every share of our common stock that you own as of 5:00 p.m., New York time, on the record date, either as a holder of record or, in the case of shares held of record by brokers, dealers, custodian banks or other nominees on your behalf, as a beneficial owner of such shares.

Basic subscription privilege	The basic subscription privilege of each subscription right will entitle you to purchase 0.12701 shares of our common stock at a subscription price of $23.00 per share. We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase.

Subscription price	$23.00 per share. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering.

Over-subscription privilege	If you purchase all of the shares of common stock available to you pursuant to your basic subscription privilege, you may also choose to subscribe for shares of our common stock that are not purchased by our stockholders through the exercise of their basic subscription privileges. You may subscribe for shares of our common stock pursuant to your over-subscription privilege, subject to proration of available shares.

If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, we may, in our discretion, issue up to an additional 434,789 over-allotment shares to honor requests under the over-subscription privilege, subject to the same terms and conditions of the rights offering.

Record date	5:00 p.m., New York time, on May 21, 2010.

Expiration date	5:00 p.m., New York time, on June 14, 2010, unless we extend the rights offering period.

Use of proceeds	Although the actual amount will depend on participation in the rights offer, if the rights offering is fully subscribed for we expect the gross proceeds from the rights offering to be approximately $50.0 million. If the rights offering is over-subscribed, and we elect in our sole discretion to issue the over-allotment shares and the maximum of 434,789 over-allotment shares are issued, we expect the gross proceeds from the rights offering to be approximately $60.0 million.

We intend to use the proceeds of the rights offering to provide additional working capital for general corporate purposes, including to fund entitlement and development activities, and to continue our investment program into new water assets and water facilities.

Transferability of rights	You may sell your subscription rights by contacting your broker or the institution through which you hold your securities until the close of business on the business day preceding the expiration date of this rights offering. In addition, you may transfer your subscription rights through the subscription agent as described in this prospectus supplement. See “The Rights Offering—Transferability of Subscription Rights.”

The subscription rights have been admitted for trading and currently trade on the New York Stock Exchange under the symbol “TRC RT.” We currently expect that they will continue to trade until 4:00 p.m., New York City time, on June 11, 2010, the last business day prior to June 14, 2010, the expiration date of this rights offering (or if the offer is extended, on the business day immediately prior to the extended expiration date). However, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of any trading market for the subscription rights or the market value of the subscription rights.

No Board Recommendation	Our board of directors makes no recommendation to you about whether you should exercise any rights. You are urged to make an independent investment decision about whether to exercise your rights based on your own assessment of our business and the rights offering. Please see the section of this prospectus entitled “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

No revocation	Any exercise of subscription rights is irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at a subscription price of $23.00 per share.

Material U.S. federal income tax considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. You should consult your own tax advisor as to your particular tax consequences resulting from the rights offering. For a detailed discussion, see “Material U.S. Federal Income Tax Considerations.”

Extension, cancellation, and amendment	We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. Our board of directors may cancel the rights offering at any time for any reason. In the event that the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty. We also reserve the right to amend or modify the terms of the rights offering.

Procedure for exercising rights	To exercise your subscription rights, you must take the following steps:

•

If you are a registered holder of our shares of common stock, you may deliver payment and a properly completed rights certificate to the subscription agent before 5:00 p.m., New York time, on June 14, 2010. You may deliver the documents and payments by mail or commercial carrier. If regular mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

•

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, or if you would rather an institution conduct the transaction on your behalf, you should instruct your broker, dealer, custodian bank or other nominee or to exercise your subscription rights on your behalf and deliver all documents and payments before 5:00 p.m., New York time, on June 14, 2010.

•

If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described under “The Rights Offering—Guaranteed Delivery Procedures.”

Subscription agent	The Bank of New York Mellon. BNY Mellon Shareowner Services will act on behalf of the Subscription Agent, The Bank of New York Mellon.

Information agent	BNY Mellon Shareowner Services

Questions	Questions regarding the rights offering should be directed to BNY Mellon Shareowner Services, at 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

Shares outstanding before the rights offering	17,116,906 shares as of May 14, 2010.

Shares outstanding after completion of the rights offering	Assuming no outstanding options for our common shares are exercised prior to the expiration of the rights offering and the full $50.0 million is subscribed for, we expect 19,290,852 shares of common stock will be outstanding immediately after completion of the rights offering.

If the maximum 434,789 over-allotment shares are issued, we expect 19,725,641 shares of common stock will be outstanding immediately after completion of the rights offering.

Risk factors	Stockholders considering exercising their subscription rights should carefully consider the risk factors described in the section of this prospectus entitled “Risk Factors,” beginning on page 6.

Fees and expenses	We will pay the fees and expenses relating to the rights offering.

New York Stock Exchange trading symbol	Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on the New York Stock Exchange under the symbol “TRC.” The last reported sales price of our common stock on the New York Stock Exchange on May 14, 2010 was $28.52.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and any risks described in our other filings with the Securities and Exchange Commission, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, before making an investment decision. See the section of this prospectus entitled “Where You Can Find More Information.” Any of the risks we describe below or in the information incorporated herein by reference could cause our business, financial condition, results of operations or future prospects to be materially adversely affected. Our strategy, focused on more aggressive development of our land, involves significant risk and could result in operating losses. The market price of our common stock could decline if one or more of these risks and uncertainties develop into actual events and you could lose all or part of your investment. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition, results of operations or future prospects. Some of the statements in this section of the prospectus are forward-looking statements. For more information about forward-looking statements, please see the section of this prospectus entitled “Forward-Looking Statements.”

Risks Related to the Rights Offering

The price of our common stock is volatile and may decline before or after the subscription rights expire.

The market price of our common stock is subject to fluctuations in response to numerous factors, including factors that have little or nothing to do with us or our performance, and these fluctuations could materially reduce our stock price. These factors include, among other things:

•	actual or anticipated variations in our operating results and cash flow;

•	the nature and content of our earnings releases, and our competitors’ and customers’ earnings releases;

•	announcements of challenges to land entitlements;

•	changes in financial estimates by securities analysts;

•	business conditions in our markets and the general state of the securities markets and the market for similar stocks;

•	the number of shares of our common stock outstanding;

•	changes in capital markets that affect the perceived availability of capital to companies in our industries;

•	governmental legislation or regulation;

•	currency and exchange rate fluctuations; and

•	general economic and market conditions, such as recessions.

In addition, the stock market historically has experienced significant price and volume fluctuations. These fluctuations are often unrelated to the operating performance of particular companies. These broad market fluctuations may cause declines in the market price of our common stock.

When the rights offering is completed, your ownership interest will be diluted if you do not exercise your subscription rights.

To the extent that you do not exercise your rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after the rights offering will be diluted.

No prior market exists for the subscription rights.

We expect that the subscription rights will trade on the New York Stock Exchange, but the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you with any assurances as to the liquidity of the trading market for the subscription rights or the market value of the subscription rights. Subject to certain earlier deadlines described in the section entitled “The Rights Offering—Transferability of Subscription Rights,” the subscription rights are transferable until 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date), at which time they will be no longer transferable. The subscription agent will only facilitate sales or transfers of the physical subscription rights certificates until 5:00 p.m., New York time, on June 9, 2010, three business days prior to the scheduled expiration date. If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will be void and no longer exercisable.

The subscription price determined for the rights offering is not necessarily an indication of the fair value of our common stock.

The subscription price is $23.00 per share. The subscription price was determined by members of the Special Committee of our board of directors. The members of the Special Committee are John L. Goolsby, Barbara Grimm-Marshall, Norman Metcalfe, George G. C. Parker, Kent G. Snyder (Chairman), and Geoffrey L. Stack. The subscription price represents a discount to the market price of a share of common stock on the date that the subscription price was determined. Factors considered by the Special Committee pursuant to the direction of the board of directors included the strategic alternatives to our company for raising capital, the market price of the common stock before and after the announcement of the rights offering, the business prospects of our company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

You may not revoke your subscription exercise and you could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke the exercise of such rights. The public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the public trading market price of our common stock decreases below the subscription price, you will have committed to buying shares of our common stock at a price above the prevailing market price, in which case you will have an immediate, unrealized loss. We cannot assure that, following the exercise of your rights, you will be able to sell your shares of common stock at a price equal to or greater than the subscription price, and you may lose all or part of your investment in our common stock. Until the shares are delivered to you, you will not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased pursuant to the basic subscription privilege will be delivered promptly after expiration of the rights offering; certificates representing shares of our common stock purchased pursuant to the over-subscription privilege will be delivered promptly after expiration of the rights offering and after all pro rata allocations and adjustments have been completed. We will not pay you interest on funds delivered to the subscription agent pursuant to the exercise of rights.

Our common stock is traded on the New York Stock Exchange under the symbol “TRC,” and the last reported sales price of our common stock on the New York Stock Exchange on May 14, 2010 was $28.52 per share. Moreover, you may be unable to sell your shares of common stock at a price equal to or greater than the subscription price you paid for such shares.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., New York time, on June 14, 2010, the expiration date of the rights offering, unless extended. If you are a beneficial owner of shares, but not a record holder, you must act promptly to ensure that your broker, bank, or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, custodian, or nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise properly follows the subscription procedures.

Significant sales of subscription rights and our common stock, or the perception that significant sales may occur in the future, could adversely affect the market price for the subscription rights and our common stock.

The sale of substantial amounts of the subscription rights and our common stock could adversely affect the price of these securities. Sales of substantial amounts of our subscription rights and our common stock in the public market, and the availability of shares for future sale, including up to 2,173,946 shares of our common stock to be issued in the rights offering, and 273,519 shares of our common stock issuable as of May 14, 2010, upon exercise of outstanding options to acquire shares of our common stock under the Company’s stock incentive plans, could adversely affect the prevailing market price of our common stock and the subscription rights and could cause the market price of our common stock to remain low for a substantial amount of time. Additional options may also be granted under the Company’s incentive plans. We cannot foresee the impact of such potential sales on the market, but it is possible that if a significant percentage of such available shares and subscription rights were attempted to be sold within a short period of time, the market for our shares and the subscription rights would be adversely affected. It is also unclear whether or not the market for our common stock (and any market that develops for our subscription rights) could absorb a large number of attempted sales in a short period of time, regardless of the price at which they might be offered. Even if a substantial number of sales do not occur within a short period of time, the mere existence of this “market overhang” could have a negative impact on the market for our common stock and the subscription rights and our ability to raise additional capital.

If the rights offering is not fully subscribed, the Third Avenue Stockholders, TowerView LLC and Carl Marks Management Company, L.P. may increase their ownership percentages.

On May 14, 2010, the last practicable date before the filing of this prospectus, the various funds and accounts managed by Third Avenue Management LLC (together, the “Third Avenue Stockholders”) collectively beneficially owned 28.91% of our outstanding shares, TowerView LLC (“TowerView”) beneficially owned approximately 6.08% of our outstanding shares, and a private investment fund managed by Carl Marks Management Company, L.P. (the “CM Fund”) beneficially owned approximately 3.35% of our outstanding shares. As stockholders as of the record date, the Third Avenue Stockholders, TowerView and the CM Fund will have the right to subscribe for and purchase shares of our common stock under both the basic subscription privilege and the over-subscription privilege of the rights offering. They have indicated to us that they may elect to participate in the rights offering and may elect to subscribe for additional shares pursuant to the over-subscription privilege. However, there is no guarantee or commitment that these stockholders will ultimately decide to exercise any of their rights, including their basic or over-subscription rights. If they are the only stockholders who exercise their rights in the rights offering, the respective ownership percentages of the Third

Avenue Stockholders, TowerView and the CM Fund would increase and they would be able to exercise substantial control over matters requiring stockholder approval. Your interests as a holder of common stock may differ from the interests of the Third Avenue Stockholders, TowerView and the CM Fund.

We may use the proceeds of this rights offering in ways with which you may disagree.

We intend to use the net proceeds of this offering to raise capital for general corporate purposes, including to fund entitlement and development activities, and to continue our investment program into new water assets and water facilities. Accordingly, we will have significant discretion in the use of the net proceeds of this offering, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds. You will be relying on the judgment of our management with regard to the use of the proceeds from the rights offer, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. For more information, see the section entitled “Use of Proceeds.”

We may cancel the rights offering at any time, and neither we nor the subscription agent will have any obligation to you except to return your exercise payments.

We may, in our sole discretion, decide not to continue with the rights offering or cancel the rights offering. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

The rights offering does not have a minimum amount of proceeds, which means that if you exercise your rights, you may acquire additional shares of our common stock when we require additional capital.

There is no minimum amount of proceeds required to complete the rights offering. In addition, an exercise of your subscription rights is irrevocable. Therefore, if you exercise the basic subscription privilege or the over-subscription privilege, but we do not raise the desired amount of capital in this rights offering and the rights offering is not fully subscribed, you may be investing in a company that continues to require additional capital.

Risks Relating to the Ownership of Our Common Stock

Only a limited market exists for our Common Stock which could lead to price volatility.

The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market of our common stock.

Concentrated ownership of our Common Stock creates a risk of sudden change in our share price.

Investors who purchase our common stock may be subject to certain risks due to the concentrated ownership of our common stock. The sale by any of our large shareholders of a significant portion of that shareholder’s holdings could have a material adverse effect on the market price of our common stock. As of May 14, 2010, the last practicable date before the filing of this prospectus, Third Avenue Management LLC, which manages various funds and accounts that, in the aggregate, owned approximately 28.91% of our outstanding shares, TowerView LLC, owned approximately 6.08% of our outstanding shares, and a private investment fund managed by Carl Marks Management Company, L.P., owned approximately 3.35% of our outstanding shares.

In addition, the registration of any significant amount of additional shares of our common stock will have the immediate effect of increasing the public float of our common stock and any such increase may cause the market price of our common stock to decline or fluctuate significantly.

Our executive officers, directors and their affiliates maintain the ability to substantially influence all matters submitted to stockholders for approval.

As of May 14, 2010, the last practicable date before the filing of this prospectus, directors and members of our executive management team beneficially owned or controlled approximately 31.66% of our common stock. Michael Winer, who is one of our directors, is the portfolio manager of certain funds and accounts for Third Avenue. Accordingly, our current executive officers, directors, and their affiliates have substantial influence over the outcome of corporate actions requiring stockholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions, as well as the management and affairs of the Company. This concentration of ownership may delay or prevent a change of control of us at a premium price if these stockholders oppose it, even if it would benefit our other stockholders.

Provisions in our charter documents and under Delaware law may prevent or frustrate attempts by our stockholders to change our management and hinder efforts to acquire a controlling interest in us.

Provisions of our corporate charter and bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	advance notice requirements for stockholder proposals and nominations;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Accordingly, Section 203 may discourage, delay or prevent a change in control of our company.

Risks Related to Our Business

We are involved in a cyclical industry and are affected by changes in general and local economic conditions.

The real estate development industry is cyclical and is significantly affected by changes in general and local economic conditions, including:

•	employment levels;

•	availability of financing;

•	interest rates;

•	consumer confidence;

•	demand for the developed product, whether residential or industrial; and

•	supply of similar product, whether residential or industrial.

In a real estate development project, financial and other resources are committed long before a project comes to market, which could occur at a time when the real estate market is depressed. It is also possible in a rural area like ours that no market for the project will develop as projected.

A prolonged recession in the national economy, or a further downturn in national or regional economic conditions, could continue to adversely impact our business.

The collapse of the housing market in 2008 and 2009, together with the crisis in the credit markets, resulted in a recession in the national economy. At such times, potential home buyer and commercial real estate customers often defer or avoid real estate transactions due the substantial costs involved and uncertainties in the economic environment. Our future real estate sales, revenues, financial condition and results of operations could suffer as a result. Our business is especially sensitive to economic conditions in California, where all of our land is located.

While there have been some signs of improvement over the last six months, California, as one of the hardest hit states, could take longer to recover than the rest of the nation. A prolonged downturn will continue to have a material adverse effect on our business and results of operations.

Higher interest rates and lack of available financing can have significant impacts on the real estate industry.

Higher interest rates generally impact the real estate industry by making it harder for buyers to qualify for financing, which can lead to a decrease in the demand for residential, commercial or industrial sites. Any decrease in demand will negatively impact our proposed developments. Lack of available credit to finance real estate purchases can also negatively impact demand. Any downturn in the economy or consumer confidence can also be expected to result in reduced housing demand and slower industrial development, which would negatively impact the demand for land we are developing.

We are subject to various land use regulations and require governmental approvals for our developments that could be denied.

In planning and developing our land, we are subject to various local, state, and federal statutes, ordinances, rules and regulations concerning zoning, infrastructure design, subdivision of land and construction. All of our new developments require amending existing general plan and zoning designations, so it is possible that our entitlement applications could be denied. In addition, the zoning that ultimately is approved could include density provisions that would limit the number of homes and other structures that could be built within the boundaries of a particular area, which could adversely impact the financial returns from a given project. In addition, many states, cities and counties, including neighboring Ventura County, have in the past approved various “slow growth” or “urban limit line” measures. If that were to occur in the jurisdictions governing the Company’s land use, our future real estate development activities could be significantly adversely affected.

Third-party litigation could increase the time and cost of our development efforts.

The land use approval processes we must follow to ultimately develop our projects have become increasingly complex. Moreover, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge the proposed plans and approvals. As a result, the prospect of third-party challenges to planned real estate developments provides additional uncertainties in real estate development planning and entitlements. Third-party challenges in the form of litigation would, by their nature, adversely affect the length of time and the cost required to obtain the necessary approvals. In addition, adverse decisions arising from any litigation would increase the costs and length of time to obtain ultimate approval of a project and could adversely affect the design, scope, plans and profitability of a project.

We are subject to environmental regulations and opposition from environmental groups that could cause delays and increase the costs of our development efforts or preclude such development entirely.

Environmental laws that apply to a given site can vary greatly according to the site’s location and condition, present and former uses of the site, and the presence or absence of sensitive elements like wetlands and endangered species. Environmental laws and conditions may result in delays, cause us to incur additional costs for compliance, mitigation and processing land use applications, or preclude development in specific areas. In addition, in California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project. While we have worked with representatives of various environmental interests and wildlife agencies to minimize and mitigate the impacts of our planned projects, certain groups opposed to development have made clear that they intend to oppose our projects vigorously, so we expect litigation challenging their approval. The issues most commonly cited in opponents’ public comments include the poor air quality of the San Joaquin Valley air basin, potential impacts of projects on the California condor and other species of concern, the potential for our lands to function as wildlife movement corridors, potential impacts of our projects on traffic and air quality in Los Angeles County and criticism of proposed development in rural areas as being “sprawl.” Recent concerns over the impact of development on water availability and climate change increases the breadth of potential obstacles that our developments face.

Constriction of the credit markets could limit our ability to access capital and increase our cost of capital.

During this economic downturn, we have relied principally on positive operating cash flow and cash and investments to meet our working capital needs and fund development and entitlement activities. However, the ongoing economic and real estate downturn has reduced other sources of liquidity available to us, and may continue to limit these other sources of liquidity in the future and potentially increase our costs of capital. We are currently working on the renewal of our line of credit and, given the current economic environment, we expect that we will see some change from the prior terms of our line of credit such as higher financing costs. Not having a line of credit in place could reduce our ability to take advantage of future opportunities.

Until governmental entitlements for our residential communities are received, we will have a limited inventory of real estate.

Each of our four current and planned real estate projects, Tejon Industrial Complex-West, Tejon Industrial Complex-East, Centennial, and Tejon Mountain Village, involve obtaining various governmental permits and/or entitlements. A delay in obtaining governmental approvals could lead to additional costs related to these developments and potentially lost opportunities for the sale of lots to developers and land users.

We are in competition with several other developments for customers and residents.

Within our real estate activities, we are in direct competition for customers with other industrial sites in Northern, Central, and Southern California. We are also in competition with other highway interchange locations using Interstate 5 and State Route 99 for commercial leasing opportunities. Centennial ultimately would compete with other residential housing options in the region, such as developments in the Santa Clarita Valley, Lancaster, Palmdale and Bakersfield. TMV will compete generally for discretionary dollars that consumers will allocate to recreation and second homes, so its competition will include a greater area and range of projects. Intense competition may decrease our sales and harm our results of operations.

Our developable land is concentrated entirely in California.

All of our developable land is in California and our business is especially sensitive to the economic conditions within California. Any adverse change in the economic climate of California, which is currently in a recession, or our region of that state, and any adverse change in the political or regulatory climate of California, or the counties where our land is located, could adversely affect our real estate development activities. Ultimately, our ability to sell or lease lots may decline as a result of weak economic conditions or restrictive regulations.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

We currently depend heavily on the services of Robert A. Stine, our President and Chief Executive Officer, and a number of other key management personnel. The loss of Mr. Stine’s services or that of other key personnel could materially and adversely affect our results of operations, financial condition, or our ability to pursue land development. Our success will also depend in part on our ability to attract and retain additional qualified management personnel.

Our business model is very dependent on transactions with strategic partners. We may not be able to successfully (i) attract desirable strategic partners, (ii) complete agreements with strategic partners and/or (iii) manage relationships with strategic partners going forward, any of which could adversely affect our business.

For several years a key to our development and value creation strategies has been the use of joint ventures and strategic relationships. These joint venture partners bring development experience, industry expertise, financial resources, financing capabilities, brand recognition and credibility or other competitive assets.

A complicating factor in any joint venture is that strategic partners may have economic or business interests or goals that are inconsistent with ours or that are influenced by factors related to our business. These competing interests lead to the difficult challenges of successfully managing the relationship and communication between strategic partners and monitoring the execution of the partnership plan. We may also be subject to adverse business consequences if the market reputation or financial position of the strategic partner deteriorates. For example, in 2009, our partners in the Centennial joint venture elected to become non-contributing capital partners due to the financial difficulties facing homebuilders and the current recession within the real estate industry. If we cannot successfully execute transactions with strategic partners, our business could be adversely affected.

Inflation can have a significant adverse effect on our operations.

Inflation can have a major impact on our farming operations. The farming operations are most affected by escalating costs and unpredictable revenues (due to an oversupply of certain crops) and very high irrigation water costs. High fixed water costs related to our farm lands will continue to adversely affect earnings. Prices received for many of our products are dependent upon prevailing market conditions and commodity prices. Therefore, it is difficult for us to accurately predict revenue, just as we cannot pass on cost increases caused by general inflation, except to the extent reflected in market conditions and commodity prices.

Within our real estate operations, inflation can result in increased costs of construction and can reduce operating margins as increases in operating costs result in deteriorating margins on long term fixed lease agreements.

A prolonged downturn in the real estate market or continued instability in the mortgage and commercial real estate financing industry continues, could have an adverse effect on our real estate business.

Our residential housing projects, Centennial and TMV, are currently in the entitlement phase, and therefore have not been impacted by the downturn in the housing market or the adverse developments in the mortgage lending industry. However, if the downturn in the real estate market or the instability in the mortgage and commercial real estate financing industry exists at the time these projects move into their development and marketing phases, our resort/residential business could be adversely affected. Excess supply of homes available due to foreclosures or the expectation of deflation in housing prices could also have a negative impact on our ability to sell our inventory when it becomes available. The inability of potential commercial/industrial clients to get adequate financing for the expansion of their businesses could lead to reduced lease revenues and sales of land within our industrial development.

We may encounter other risks that could impact our ability to develop our land.

We may also encounter other difficulties in developing our land, including:

•	natural risks, such as geological and soil problems, earthquakes, fire, heavy rains and flooding, and heavy winds;

•	shortages of qualified trades people;

•	reliance on local contractors, who may be inadequately capitalized;

•	shortages of materials; and

•	increases in the cost of certain materials.

USE OF PROCEEDS

Although the actual amount will depend on participation in the rights offering, we expect that the gross proceeds from the rights offering will be approximately $50.0 million. If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, we may, in our discretion, issue up to an additional 434,789 over-allotment shares to honor requests under the over-subscription privilege. If all 434,789 over-allotment shares are issued, we expect the gross proceeds from the rights offering to be approximately $60.0 million. We intend to use the proceeds of the rights offering to provide additional working capital for general corporate purposes, including to fund entitlement and development activities, and to continue our investment program into new water assets and water facilities.

CAPITALIZATION

The following table describes capitalization as of March 31, 2010, on an actual basis and as adjusted to give effect to the rights offering, assuming gross proceeds from the rights offering of $50.0 million and before deducting the estimated offering expenses. As adjusted balances are subject to change based upon final participation in the rights offering. You should read this table together with the information under the heading “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our unaudited consolidated financial statements and related notes and other financial information in our quarterly report on Form 10-Q for the quarter ended March 31, 2010 incorporated into this prospectus by reference.

	As of March 31, 2010
(Dollars in thousands)	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	3,246	53,246
Marketable securities	24,919	24,919
Current liabilities
Current portion of long-term debt	33	33
Total current liabilities	11,118	11,118
Long-term debt, less current portion	317	317

Equity
Stockholders’ equity
Common stock	8,555	9,642
Additional paid-in capital	129,597	178,510
Accumulated other comprehensive loss	(2,139)	(2,139)
Retained earnings	39,707	39,707
Rights offering—proposed amount		50,000
Total stockholders’ equity	175,720	225,720
Noncontrolling interest	40,117	40,117
Total equity	215,837	265,837
Total capitalization	216,187	266,187

THE RIGHTS OFFERING

The Subscription Rights

We are distributing, at no charge, to the record holders of our shares of common stock as of May 21, 2010, the record date, transferable subscription rights to purchase shares of our common stock at a subscription price of $23.00 per share. The subscription rights will entitle the holders of our common stock to purchase an aggregate of 2,173,946 shares of our common stock.

Each eligible holder of record of shares of our common stock will receive one subscription right for each share of common stock owned by such holder as of 5:00 p.m., New York time, on the record date. Each subscription right will entitle the holder to a basic subscription privilege and an over-subscription privilege.

We intend to keep the rights offering open until June 14, 2010, unless the Special Committee of our board of directors, in its sole discretion, extends such time.

Basic Subscription Privilege

With your basic subscription privilege, each right entitles you to purchase 0.12701 shares of our common shares common stock, upon delivery of the required documents and payment of the subscription price of $23.00 per share, prior to the expiration of the rights offering. You will receive one subscription right for each share of our common stock you owned as of 5:00 p.m., New York time, on the record date. You may exercise all or a portion of your basic subscription privilege; however, if you exercise less than your full basic subscription privilege, you will not be entitled to purchase shares under your over-subscription privilege.

We will not issue fractional shares of common stock in the rights offering, and holders will only be entitled to purchase a whole number of shares of common stock, rounded down to the nearest whole number a holder would otherwise be entitled to purchase, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Over-Subscription and Over-Allotment Privilege

If you purchase all of the shares of our common stock available to you pursuant to your basic subscription privilege, you may also choose to purchase a portion of the shares of our common stock that are not purchased by other stockholders through the exercise of their respective basic subscription privileges. If sufficient shares of common stock are available, we will seek to honor the over-subscription requests in full. If, however, over-subscription requests exceed the number of shares of common stock available, we will allocate the available shares of common stock pro rata among each stockholder exercising the over-subscription privilege in proportion to the number of shares of common stock owned by such stockholder on the record date, relative to the number of shares owned on the record date by all stockholders exercising the over-subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of shares of common stock than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder over-subscribed, and the remaining shares of common stock will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of common stock have been allocated or all over-subscription requests have been satisfied.

If there are not enough unsubscribed shares to honor all requests under the over-subscription privilege, we may, in our discretion, issue up to an additional 434,789 over-allotment shares to honor requests under the over-subscription privilege, subject to the same terms and conditions of this rights offering.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offer. Because we will not know the total number of unsubscribed shares prior to the expiration of the rights offer, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of our common stock that may be available to you (i.e., for the maximum number of shares of common stock available to you, assuming you exercise all of your basic subscription privilege and are allotted the full amount of your over-subscription as elected by you).

We can provide no assurance that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the over-subscription privilege if all of our stockholders exercise their basic subscription privileges in full, and we will only honor an over-subscription privilege to the extent a sufficient amount of shares of our common stock are available following the exercise of subscription rights under the basic subscription privileges.

To the extent the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege is less than the amount you actually paid in connection with the exercise of the over-subscription privilege, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. To the extent the amount you actually paid in connection with the exercise of the over-subscription privilege is less than the aggregate subscription price of the maximum number of unsubscribed shares available to you pursuant to the over-subscription privilege, you will be allocated the number of unsubscribed shares for which you actually paid in connection with the over-subscription privilege.

Delivery of Shares of Common Stock Acquired in the Rights Offering

If you purchase shares in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate evidencing the new shares purchased as soon as practicable after the completion of the rights offering. One stock certificate will be generated for each rights certificate processed. Until your stock certificate is received, you may not be able to sell the shares of common stock acquired in the rights offering. If, as of the record date, your shares were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offer, you will not receive stock certificates for your new shares. Your custodian bank, broker, dealer or other nominee will be credited with the shares of common stock you purchase in the rights offering as soon as practicable after the completion of the rights offering.

Reasons for the Rights Offering

Prior to approving the rights offering, our board of directors carefully considered our current and expected liquidity requirements in light of our expected results of operations, current market conditions, and business and capital-raising opportunities, as well as the dilution of the ownership percentage of the current holders of our common stock that may be caused by the rights offering if they do not exercise their rights in full.

After weighing the factors discussed above and the effect of the $50.0 million in additional capital, before expenses, that may be generated by the sale of shares pursuant to the rights offering (or, if the over-allotment shares are issued, the $60.0 million in additional capital), our board of directors determined that the rights offering is in the best interests of the Company and its stockholders. Although we believe that the rights offering will strengthen our financial condition, the board of directors is not making any recommendation as to whether you should exercise your subscription rights.

Effect of Rights Offering on Existing Stockholders

The ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders

If you hold certificates of shares of our common stock, the number of rights you may exercise pursuant to the basic subscription privilege will be indicated on the rights certificate delivered to you. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full subscription payment, to the subscription agent at the address set forth below in this section under the heading “Subscription Agent,” prior to the expiration of the rights offering.

Subscription by DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your basic subscription privilege and your over-subscription privilege, if any, and your full subscription payment.

Subscription by Beneficial Owners

If you are a beneficial owner of our shares of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, you will not receive a rights certificate. Instead, one subscription right will be issued to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your broker, dealer, custodian bank or other nominee, you should promptly contact your broker, dealer, custodian bank or other nominee in order to subscribe for shares of our common stock in the rights offering.

If you hold your shares of our common stock in the name of a broker, dealer, custodian bank or other nominee, your nominee will exercise the subscription rights on your behalf in accordance with your instructions. Your nominee may establish a deadline that may be before the 5:00 p.m., New York time, June 14, 2010 expiration date we have established for the rights offering.

Payment Method for Registered Holders

As described in the instructions accompanying the rights certificate, payments must be made in full in United States dollars for the full number of shares of our common stock for which you are subscribing by cashier’s or certified check drawn upon a United States bank payable to the subscription agent at the address set forth below in this section under the heading “Subscription Agent.”

Personal checks are not accepted. Payment received after the expiration of the rights offering may not be honored, and the subscription agent will return your payment to you promptly, without interest or penalty.

You should read and follow the delivery and payment instructions accompanying the rights certificate. DO NOT SEND RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO TEJON RANCH CO. Except as described below under “—Guaranteed Delivery Procedures,” we will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed rights certificate and other subscription documents and payment of the full subscription amount. The risk of delivery of all documents and payments is borne by you or your nominee, not by the subscription agent or us.

The method of delivery of rights certificates and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send subscription materials and payments by overnight courier or by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment prior to the expiration of the rights offering.

Unless a rights certificate provides that the shares of our common stock are to be delivered to the record holder of such rights or such certificate is submitted for the account of a bank or a broker, signatures on such rights certificate must be guaranteed by an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 of the Exchange Act, as amended) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Program Medallion Signature Program or the Stock Exchange Medallion Program, subject to any standards and procedures adopted by the subscription agent.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised, or the subscription agent does not receive the full subscription payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of subscription rights that may be exercised with the aggregate subscription payment you delivered to the subscription agent. If the subscription agent does not apply your full subscription payment to your purchase of our shares of common stock, any excess subscription payment received by the subscription agent will be returned promptly, without interest or penalty.

Expiration Date and Amendments

The subscription period, during which you may exercise your subscription rights, expires at 5:00 p.m., New York time, on June 14, 2010, which is the expiration of the rights offering. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if the subscription agent receives your rights certificate and subscription payment after that time, regardless of when the rights certificate and subscription payment were sent by you, unless you send the documents in compliance with the guaranteed delivery procedures described below. We have the option to extend the rights offering and the period for exercising your subscription rights, although we do not presently intend to do so. We may extend the expiration of the rights offering by giving oral or written notice to the subscription agent prior to the expiration of the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York time, on the next business day after the most recently announced expiration of the rights offering. We reserve the right to amend or modify the terms of the rights offering.

Subscription Price

The subscription price was determined by members of the Special Committee of our board of directors who were designated as the Special Committee by the board of directors. The members of the Special Committee are John L. Goolsby, Barbara Grimm-Marshall, Norman Metcalfe, George G. C. Parker, Kent G. Snyder (Chairman), and Geoffrey L. Stack. The subscription price represents a discount to the market price of a share of common stock on the date that the subscription price was determined. Factors considered by the Special Committee included the strategic alternatives to our company for raising capital, the market price of the common stock before and after the announcement of the rights offering, the business prospects of our company and the general condition of the securities market. We cannot assure you that the market price for our common stock during the rights offering will be equal to or above the subscription price or that a subscribing owner of rights will be able to sell the shares of common stock purchased in the rights offering at a price equal to or greater than the subscription price.

We urge you to obtain a current quote for our common stock before exercising your subscription rights.

Conditions, Withdrawal and Termination

We reserve the right to withdraw the rights offering prior to the expiration of the rights offer for any reason. We may terminate the rights offering, in whole or in part, if at any time before completion of the rights offering there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all excess subscription payments received by the subscription agent will be returned promptly, without interest or penalty. If we cancel the rights offering, we will issue a press release notifying stockholders of the cancellation, and all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Subscription Agent

The subscription agent for this offering is BNY Mellon Shareowner Services. The address to which subscription documents, rights certificates, notices of guaranteed delivery and subscription payments should be mailed or delivered is:

If Delivering by Hand or Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	If Delivering by Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept. P.O. Box 3301 South Hackensack, NJ 07606-3301

You are solely responsible for completing delivery to the subscription agent of your subscription materials. The subscription materials are to be received by the subscription agent on or prior to 5:00 p.m., New York time, on June 14, 2010. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent. If you deliver subscription materials in a manner different from those described in this prospectus, we may not honor the exercise of your subscription rights.

Information Agent

We have appointed BNY Mellon Shareowner Services as information agent for the rights offering. Any questions regarding the Tejon Ranch rights offering or requests for additional copies of documents may be directed to 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

Fees and Expenses

We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights.

Fractional Shares

We will not issue fractional shares. Fractional shares of common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share.

Medallion Guarantee May Be Required

Your signature on each subscription rights certificate must be guaranteed by an eligible institution, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, subject to standards and procedures adopted by the subscription agent, unless:

•	your subscription rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

You can obtain a signature guarantee from a financial institution – such as a commercial bank, savings, bank, credit union or broker dealer – that participates in one of the Medallion signature guarantee programs. The three Medallion signature guarantee programs are the following:

•	Securities Transfer Agents Medallion Program (STAMP) whose participants include more than 7,000 U.S. and Canadian financial institutions.

•	Stock Exchanges Medallion Program (SEMP) whose participants include the regional stock exchange member firms and clearing and trust companies.

•	New York Stock Exchange Medallion Signature Program (MSP) whose participants include NYSE member firms.

If a financial institution is not a member of a recognized Medallion signature guarantee program, it would not be able to provide signature guarantees. Also, if you are not a customer of a participating financial institution, it is likely the financial institution will not guarantee your signature. Therefore, the best source of a Medallion Guarantee would be a bank, savings and loan association, brokerage firm, or credit union with whom you do business. The participating financial institution will use a Medallion imprint or stamp to guarantee the signature, indicating that the financial institution is a member of a Medallion signature guarantee program and is an acceptable signature guarantor.

Notice to Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should submit information and payment for shares. We expect that the exercise of subscription rights on behalf of beneficial owners may be made through the facilities of DTC. You may exercise individual or aggregate beneficial owner subscription rights by instructing DTC to transfer subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights exercised and the number of common shares subscribed for under the basic subscription privilege and the over-subscription privilege, if any, and your full subscription payment.

Beneficial Owners

If you do not hold certificates for shares of our common stock you are a beneficial owner of our shares of our common stock. Instead of receiving a rights certificate, you will receive your subscription rights through a broker, dealer, custodian bank or other nominee. We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering.

You should contact your broker, dealer, custodian bank or other nominee if you do not receive information regarding the rights offering, but believe you are entitled to subscription rights. We are not responsible if you do not receive notice by your broker, dealer, custodian bank or other nominee or if you do not receive notice in time to respond to your nominee by the deadline established by the nominee, which may be prior to 5:00 p.m. New York time, on June 14, 2010.

If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you. If you hold certificates for shares of our common stock and received a rights certificate, but would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transaction for you.

Guaranteed Delivery Procedures

If you wish to exercise subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent prior to the expiration of the rights offering the subscription payment for each share you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “—Payment Method”;

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•

deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three (3) business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the “Form of Instructions for Use of Tejon Ranch Co. Subscription Rights Certificates,” which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•

the number of subscription rights represented by your rights certificate, the number of shares of our common stock for which you are subscribing under your basic subscription privilege, and the number of shares of our common stock for which you are subscribing under your over-subscription privilege, if any; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “—Subscription Agent.” Eligible institutions may also alternatively transmit a Notice of Guaranteed Delivery to the subscription agent by facsimile transmission at (201) 680-4626. To confirm facsimile deliveries, eligible institutions may call (201) 680-4860.

The information agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. You should call BNY Mellon Shareowner Services, at 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect) to request additional copies of the form of Notice of Guaranteed Delivery.

Transferability of Subscription Rights

The subscription rights are transferable and have been admitted for trading and currently trade on the New York Stock Exchange under the symbol “TRC RT.” We currently expect that they will continue to trade until 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the expiration date of this rights offering (or, if the offer is extended, on the business day immediately prior to the extended expiration date). As a result, you may transfer or sell your subscription rights if you do not want to purchase any shares of common stock. However, the subscription rights are a new issue of securities with no prior trading market, and there can be no assurances provided as to the liquidity of the trading market for the subscription rights or their market value.

Sales of Subscription Rights Through the Subscription Agent

You may sell your subscription rights through the subscription agent. The subscription agent will facilitate sales and other transfers of subscription rights until 5:00 p.m., New York time, on June 9, 2010, three business days before the June 14, 2010 expiration date of this rights offering. The subscription agent will mail each holder who sells subscription rights through the subscription agent a check for the net proceeds from the sale of any subscription rights sold, less certain transaction fees and commissions not to exceed $0.12 per subscription right and any applicable taxes, as soon as practicable following the sale.

Sale of Subscription Rights Through a Broker

If you are a beneficial owner of shares of common stock on the record date or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of the rights offering. If you wish to sell your subscription rights through your broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received prior to 4:00 p.m., New York time, on June 11, 2010, the last business day prior to the June 14, 2010 expiration date of this rights offering.

Validity of Subscriptions

We will resolve all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or the acceptance of which would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither we nor the subscription agent shall be under any duty to notify you or your representative of defects in your subscriptions. A subscription will be considered accepted, subject to our right to withdraw or terminate the rights offering, only when a properly completed and duly executed rights certificate and any other required documents and the full subscription payment have been received by the subscription agent. Our interpretations of the terms and conditions of the rights offering will be final and binding.

Escrow Arrangements; Return of Funds

The subscription agent will hold funds received in payment for shares of our common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all subscription payments received by the subscription agent will be returned promptly, without interest or penalty.

Stockholder Rights

You will have no rights as a holder of our shares of common stock you purchase in the rights offering, if any, until certificates representing our shares of common stock are issued to you or until your account at your record holder is credited with shares of common stock purchased in the rights offering. You will have no right to revoke your subscriptions once made in accordance with the procedures set forth in this prospectus.

Foreign Stockholders

We will not mail this prospectus or rights certificates to stockholders with addresses that are outside the United States or that have an army post office or foreign post office address. The subscription agent will hold these rights certificates for their account. To exercise subscription rights, our foreign stockholders must notify the subscription agent prior to 11:00 a.m., New York time, at least three business days prior to the expiration of the rights offering of their exercise of such rights, and, with respect to holders whose addresses are outside the Untied States, provide evidence satisfactory to us, such as a legal opinion from local counsel, that the exercise of such subscription rights does not violate the laws of the jurisdiction of such stockholder.

No Revocation or Change

Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase additional common shares at the subscription price.

Material U.S. Federal Income Tax Consequences

For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of subscription rights. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

Listing

The subscription rights are transferable, and we expect them to trade on the New York Stock Exchange under the symbol TRC RT; however, we cannot assure you that a market for the rights will develop. Shares of our common stock are, and we expect that the shares of common stock to be issued in the rights offering will be, traded on The New York Stock Exchange under the symbol “TRC.” The last reported sales price of our common stock on the New York Stock Exchange on May 14, 2010, the last practicable date before the filing of this prospectus, was $28.52. We urge you to obtain a current market price for the shares of our common stock before making any determination with respect to the exercise of your rights.

Outstanding Shares of Common Stock after the Rights Offering

As of May 14, 2010, the last practicable date before the filing of this prospectus, 17,116,906 of our shares of common stock were issued and outstanding and there were no rights to purchase shares of our common stock outstanding. Assuming no other transactions by us involving shares of our common stock, and no options for shares of our common stock are exercised, prior to the expiration of the rights offering, if the rights offering is fully subscribed through the exercise of the subscription rights, then an additional 2,173,946 of our shares of common stock will be issued and outstanding after the closing of the rights offering, for a total of 19,290,852 shares of common stock outstanding. If the rights offering is over-subscribed, and we elect to issue the over-allotment shares and the maximum of 434,789 over-allotment shares are issued, we expect a total of 19,725,641 shares of common stock will be outstanding immediately after completion of the rights offering. As a result of the rights offering, the ownership interests and voting interests of the existing stockholders that do not fully exercise their basic subscription privileges will be diluted.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the receipt and exercise (or expiration) of the subscription rights or, if applicable, the over-subscription privilege, acquired through the rights offering and owning and disposing of the shares of common stock received upon exercise of the subscription rights. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its particular circumstances or to holders that may be subject to special tax rules, including, but not limited to, partnerships or other pass-through entities, banks and other financial institutions, tax-exempt entities, employee stock ownership plans, certain former citizens or residents of the United States, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, brokers, traders in securities that have elected to use the mark-to-market method of accounting, persons holding subscription rights or shares of common stock as part of an integrated transaction, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons whose functional currency for tax purposes is not the U.S. dollar, and persons subject to the alternative minimum tax provisions of the Code.

This summary applies to you only if you are a U.S. holder (as defined below) and receive your subscription rights in the rights offering, and you hold your subscription rights or shares of common stock issued to you upon exercise of the subscription rights or, if applicable, the over-subscription privilege, as capital assets for tax purposes. This summary does not apply to you if you are not a U.S. Holder.

We have not sought, and will not seek, a ruling from the IRS regarding the federal income tax consequences of the rights offering or the related share issuances. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and you are:

•	An individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

A corporation (or other business entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United Sates, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

A trust (a) if a court within the United States can exercise primary supervision over its administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds the common stock received upon exercise of the subscription rights or, if applicable, the over-subscription privilege, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the U.S. federal income tax consequences of receiving and exercising the subscription rights and acquiring, holding or disposing of our common shares.

ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE RIGHTS OFFERING SHOULD CONSULT THE RECIPIENT’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RIGHTS OFFERING AND THE RELATED SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.

Taxation of Subscription Rights

Receipt of Subscription Rights

Your receipt of subscription rights pursuant to the rights offering should not be treated as a taxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. Under Section 305 of the Code, a stockholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common stockholder who receives a right to acquire shares of common stock generally will be treated as having received a taxable dividend if such stockholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other stockholder receives a distribution of cash or other property. For purposes of the above, “stockholder” includes holders of warrants, options and convertible securities. The application of this rule is very complex and subject to uncertainty. We believe, however, that pursuant to Section 305 of the Code and the Treasury Regulations issued thereunder, the receipt of subscription rights should generally not be taxable to a stockholder.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between your existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. The fair market value of the subscription rights on the date the subscription rights will be distributed is uncertain. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Exercise of Subscription Rights

Generally, you will not recognize gain or loss on the exercise of a subscription right. Your tax basis in a new share of common stock acquired when you exercise a subscription right will be equal to your adjusted tax basis in the subscription right, if any, plus the subscription price. The holding period of a share of common stock acquired when you exercise your subscription rights will begin on the date of exercise.

Expiration of Subscription Rights

If you allow subscription rights received in the rights offering to expire, you should not recognize any gain or loss for U.S. federal income tax purposes, and you should re-allocate any portion of the tax basis in your existing shares of common stock previously allocated to the subscription rights that have expired to the existing shares of common stock.

Sale or Other Disposition of Subscription Rights

If you sell or otherwise dispose of your subscription rights prior to the expiration date, you will recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of any property you receive and your tax basis, if any, in the subscription rights sold or otherwise disposed of. Any capital gain or loss will be long-term capital gain or loss if the holding period for the subscription rights exceeds one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

Taxation of Shares of Common Stock

Distributions

Distributions with respect to shares of common stock acquired upon exercise of subscription rights will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in such shares of common stock and thereafter as capital gain. We currently do not make any cash distributions on our shares of common stock.

Dispositions

If you sell or otherwise dispose of the shares of common stock acquired upon exercise of the subscription rights, you will generally recognize capital gain or loss equal to the difference between the amount realized and your adjusted tax basis in the shares of common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the shares of common stock is more than one year. Long-term capital gain of an individual is generally taxed at favorable rates. The deductibility of capital losses is subject to limitations.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities after December 31, 2012. The legislation imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution unless the foreign financial institution enters into an agreement with the U.S. Treasury to among other things, undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. In addition, the legislation imposes a 30% withholding tax on the same types of payments to a foreign non-financial entity unless the entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. Prospective investors should consult their tax advisors regarding this legislation.

Health Care and Reconciliation Act of 2010

On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. stockholders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Information Reporting and Backup Withholding

You may be subject to information reporting and/or backup withholding with respect to dividend payments on or the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if you (1) fail to furnish your social security or other taxpayer identification number (“TIN”), (2) furnish an incorrect TIN, (3) fail to report interest or dividends properly, or (4) fail to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that you are not subject to backup withholding and that you are a U.S. person. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. You are urged to consult your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

Trading Prices

Our common stock trades on the New York Stock Exchange under the symbol “TRC.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock, as reported on the New York Stock Exchange. The market prices set forth below may not be indicative of the future value of our common stock.

	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$39.27	$33.71
Second Quarter	43.87	36.06
Third Quarter	38.00	30.11
Fourth Quarter	36.58	20.83
Fiscal Year Ended December 31, 2009
First Quarter	25.69	18.40
Second Quarter	28.92	20.29
Third Quarter	28.18	24.55
Fourth Quarter	30.78	24.76
Fiscal Year Ended December 31, 2010
First Quarter	33.30	28.81
Second Quarter (through May 14, 2010)	30.71	26.00

On May 14, 2010, the last practicable date before the filing of this prospectus, the last reported sales price of our common stock on the New York Stock Exchange was $28.52 per share. As of May 14, 2010, there were approximately 409 holders of record.

Dividend Policy

Since 2000, we have not declared or paid any cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, covenants in our debt instruments (if any) and such other factors as our board of directors deems relevant.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock. You are strongly encouraged, however, to read our restated certificate of incorporation, bylaws and other agreements, copies of which are available from us upon request or may be found in the “Investors” section of our website at www.tejonranch.com under the heading “Investors.”

General

The following description of our capital stock and provisions of our restated certificate of incorporation and bylaws are summaries and are qualified by reference to the restated certificate of incorporation and the bylaws currently in effect. Copies of these documents have been filed with the SEC.

Our authorized capital stock consists of 5,000,000 shares of preferred stock, of which no shares are outstanding, and 30,000,000 shares of common stock, of which 17,116,906 shares were outstanding on May 14, 2010, held by 409 holders of record.

Common Stock

The holders of common stock vote cumulatively when electing directors and are entitled to one vote per share on all other matters. The board of directors presently consists of three classes of directors based on when their terms expire. Each class is elected every three years to a three-year term. Because only a portion of the total number of directors is elected each year, a greater number of shares is required to ensure the ability to elect a specific number of directors using cumulative voting than would be required if the entire Board were elected each year.

Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of liquidation, dissolution or winding up of our company holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of any preferential rights of the holders of the preferred stock. Holders of common stock have no preemptive, subscription or conversion rights. There are no redemption or sinking fund provisions, and there is no liability for further calls or assessments by the Company.

Preferred Stock

The Board has the authority to issue 5,000,000 shares of preferred stock in one or more series with dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and other rights or preferences that could be senior to those of holders of common stock. There are no shares of preferred stock outstanding.

Anti-Takeover Provisions

We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. The restrictions contained in Section 203 are not applicable to any of our existing stockholders.

In addition, our restated certificate of incorporation and bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:

•	a classified Board;

•	a requirement that directors may only be removed for cause and only by an affirmative vote of the holders of a majority of the Company’s voting stock; and

•	the elimination of the ability of stockholders to call special meetings and to act without a meeting.

Subject to the exceptions set forth below, certain business combinations involving a “Related Person” require the approval of the holders of at least 80% of the outstanding shares entitled to vote generally in the election of directors (which we refer to as “voting shares”) and the approval of the holders of a majority of the voting shares not owned beneficially by the Related Person. The 80% voting requirement does not apply if:

•	the terms of the business combination meet certain fairness standards set forth in our restated certificate of incorporation,

•	the business combination is approved by the holders of a majority of the voting shares not owned beneficially by the Related Person, and

•	all other affirmative voting requirements imposed by applicable law or our restated certificate of incorporation are met.

Alternatively, the business combination can be approved by a majority of the Continuing Directors and such other vote as may be required by law or by our restated certificate of incorporation.

“Related Person” means any person, entity or group that beneficially owns five percent or more of the outstanding voting stock (subject to certain exceptions) and affiliates and associates of any such person, entity or group.

“Continuing Director” means, as to any Related Person:

•

a member of the board of directors who was a director of our company’s predecessor prior to June 9, 1987 or thereafter became a director of our company prior to the time the Related Person became a Related Person, and

•	any successor of such a director who is recommended by a majority of such directors then on the Board.

However, to be a Continuing Director as to any Related Person, the director must not be the Related Person or an affiliate of the Related Person.

Options

As of May 14, 2010, options to purchase 273,519 shares of our common stock at a weighted average exercise price of $25.99 per share were outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services and its telephone number is 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

New York Stock Exchange

Our common stock is listed on the New York Stock Exchange under the symbol “TRC.”

PLAN OF DISTRIBUTION

On or about May 21, 2010, we will distribute the rights, rights certificates, and copies of this prospectus to individuals who owned shares of common stock on May 21, 2010. If you wish to exercise your rights and purchase shares of common stock, you should complete the rights certificate and return it with payment for the shares, to the subscription agent BNY Mellon Shareowner Services, at the following address:

If Delivering by Hand or Overnight Courier: BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310	If Delivering by Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept. P.O. Box 3301 South Hackensack, NJ 07606-3301

For more information, see the section of this prospectus entitled “The Rights Offering.” If you have any questions, you should contact the information agent, BNY Mellon Shareowner Services, at 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

We do not know of any existing agreements between any stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common stock underlying the rights.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement and exhibits, are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for information on the operating rules and procedures for the public reference room.

We maintain an Internet site at www.tejonranch.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules, which may be found at the SEC’s website at http://www.sec.gov. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved.

We have appointed BNY Mellon Shareowner Services as the information agent for the rights offering. Any questions regarding the Tejon Ranch rights offering or requests for additional copies of documents may be directed to BNY Mellon Shareowner Services at 1-866-300-2898 (toll free) or 1-201-680-6579 (call collect).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” The following documents filed with the SEC are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and

•	our current reports on Form 8-K filed on April 20, 2010, May 7, 2010, May 11, 2010 and May 12, 2010.

Copies of these filings are available at no cost on our website, www.tejonranch.com. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us at (661) 248-3000. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Tejon Ranch Co.

c/o Corporate Secretary

P.O. Box 1000, Lebec, California 93243

You should rely only on the information in our prospectus, any prospectus supplement, any applicable free writing prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offering is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement, any applicable free writing prospectus or any incorporated document is accurate as of any date other than the date of the document.

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.